Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blue Ridge Bankshares, Inc. of our report dated April 14, 2020, with respect to the consolidated financial statements of Blue Ridge Bankshares, Inc. and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes to the financial statements.

/s/ Brown Edwards & Company L.L.P.

Blacksburg Virginia
August 21, 2020